Exhibit 15
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement No. 333-08246 on Form F-3, and No. 333-106837 on Form F-3/S-3 of our report dated 27 July 2006, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the nature and effect of differences between International Financial Reporting Standards as adopted by the European Union and the accounting principles generally accepted in the United States of America) appearing in this Annual Report on Form 20-F of British Sky Broadcasting Group plc for the year ended 30 June 2006.
Deloitte & Touche LLP
London, United Kingdom
27 July 2006